Exhibit 99.1

         ProAssurance Announces NCRIC Executive's Resignation


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 17, 2005--ProAssurance Corporation (NYSE:PRA) announced today that R. Ray Pate, Jr., is resigning as President of NCRIC, Inc., to pursue a career in reinsurance, focusing on medical professional liability insurance. NCRIC, Inc. is an insurance subsidiary of ProAssurance Corporation. Pate was formerly the President of NCRIC Group, Inc., which was merged into ProAssurance effective August 3, 2005.
    Pate, whose resignation is effective September 30, 2005, began his insurance career as an employee of ProAssurance's predecessor company. Pate said, "This is a bittersweet choice for me. I was fortunate to be presented with two wonderful opportunities to further my career with excellent companies that are leaders in their field. While I looked forward to becoming a part of ProAssurance's management team, I decided that I couldn't pass up the opportunity to broaden my insurance knowledge by assuming a leadership position in the reinsurance field."
    ProAssurance Corporation's Chairman, A. Derrill Crowe, M.D., said, "We wish Ray all the best in his new endeavor. We looked forward to having him back with us, but we understand his desire to take on a new challenge. Ray assembled a talented team at NCRIC and we're lucky to be able to retain a solid core of NCRIC employees who have years of experience and local knowledge on which we can build our mid-Atlantic franchise."

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with more than $3.4 billion in assets and almost $790 million in gross written premiums. We are the nation's fourth largest writer of medical professional liability insurance and our principal professional liability subsidiaries are The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., and Red Mountain Casualty Insurance Company. We also write professional liability coverage through Woodbrook Casualty Insurance Company. We are the tenth largest writer of personal auto coverage in Michigan through our subsidiary, MEEMIC Insurance Company.
    A.M. Best assigns a rating of "A-" (Excellent) to ProAssurance, MEEMIC and our principal professional liability subsidiaries, except NCRIC, Inc. which is rated B++ (Very Good). Standard & Poor's assigns our principal professional liability carriers a rating of "A-" ("Strong") but has not yet issued a rating for NCRIC, Inc. Fitch assigns a rating of "A-" to The Medical Assurance Company, ProNational Insurance Company and MEEMIC Insurance Company.


    CONTACT: ProAssurance Corporation, Birmingham
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com